Exhibit 99.1

Immediate Release
Contact: Richard Baron, Animas Corporation
610-644-8990, ext. 1168
Investor.Relations@animascorp.com

Animas Announces Notification to IR 1200 Users, Reaffirms Guidance

West Chester, PA – September 28, 2004 – Animas Corporation (NASDAQ: PUMP), a leading manufacturer of insulin pumps, announced today that it will be notifying patients using the IR 1200 pump and their healthcare providers that, as a result of a recently-identified software bug, the operation of the pump as described in the IR 1200 User Guide differs from its actual operation when a patient suspends insulin delivery. All other pump functions operate in accordance with the User Guide.

The User Guide states that when a patient suspends insulin delivery, the pump will provide an audible, vibrational and visual reminder that delivery has been halted. As a result of the software bug, the pump, in certain circumstances, provides only a visual reminder. The Company confirms that patients can continue to use their pump safely, with assurance and no loss of functionality, so long as they are aware they may receive only the visual reminder in the suspend mode, as opposed to audible, vibrational and visual reminders.

Animas will formally contact patients, healthcare providers and distributors of this software bug and provide updated user information. The Company has also set up a special Help Line to handle customer inquiries. All IR 1200 pumps shipped between April 15, 2004 and September 25, 2004 are affected by this software bug.

“We are sorry for any inconvenience this software bug may cause our customers,” said Kathy Crothall, President and CEO of Animas Corporation. “Animas is very committed to patient safety and product quality, and as such, we are taking the appropriately proactive steps to assure such safety.”

The Company has corrected the software and all IR 1200 pumps shipped after September 26, 2004 contain the corrected software.

Animas reaffirmed its prior guidance for the third quarter of approximately $20-21 million for net revenue and $2.0-$3.0 million for net income, and for the year of approximately $60-$62 million for net revenue and a net operating loss between $1 and $2 million. The Company expects that the cost associated with this software bug and corrective action will be approximately $150,000, a charge to be taken in the third quarter.

About Animas Corporation: Animas, a leading maker of insulin infusion pumps and related products, is dedicated to improving diabetes management and making insulin pump therapy easier for patients with insulin requiring diabetes and healthcare professionals through product innovation, exemplary customer support and superior customer education. For more information on Animas, visit http://www.animascorp.com or call Animas Corporation at 877-937-7867.

Statements in this press release or made by management from time to time regarding Animas Corporation that are not historical facts, are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas’ actual results to differ materially from those described in a forward-looking statement: the technical issues or the failure of the IR 1200 to gain significant market acceptance; failure to capture recurring purchases of ancillary supplies by patients using Animas’ pumps; any significant disruption with vendors; any failure to achieve and then maintain profitability; the failure of Animas’ ezSet Infusion Set to be fully-developed or commercially accepted; technological breakthroughs in diabetes monitoring, treatment or prevention that could render Animas’ products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas’ intellectual property; product liability lawsuits; and the failure to secure or retain third party insurance coverage or reduced reimbursement for Animas’ products by third party payors. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by Animas Corporation with the Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.

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